Exhibit 99.1

For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports Third Quarter Results

•	Net Earnings of $1.116 Billion, or $3.50 Per Share
•	Includes Earnings of $1.035 Billion from Income Tax Adjustments
•	Increase in Shares Outstanding due to Sept. 2010 Special Dividend

FEDERAL WAY, Wash. (Oct. 29, 2010) – Weyerhaeuser Company (NYSE: WY) today reported net earnings of $1.116 billion for the third quarter, or $3.50 per diluted share, on net sales of $1.7 billion.

This compares with essentially break-even results on net sales of $1.4 billion for the same period last year.

Earnings for the third quarter of 2010 include $1.035 billion from income tax adjustments, primarily related to the reversal of deferred taxes as a result of Weyerhaeuser’s conversion to a real estate investment trust (REIT). Excluding the income tax adjustments, the company reported net earnings of $81 million, or 25 cents per diluted share, in the third quarter of 2010, a $137 million increase compared with the $56 million loss before special items reported in the third quarter of 2009.

Calculations of third quarter 2010 earnings per share are based upon approximately 318 million weighted average shares, on a diluted basis, compared with 212 million shares in second quarter 2010. Weyerhaeuser’s shares outstanding increased to approximately 536 million shares as of the end of the third quarter, or 537 million shares on a diluted basis, following the company’s Sept. 1 payment of a previously announced special dividend. The dividend consisted of approximately 324 million shares of common stock and $560 million in cash in conjunction with the company’s conversion to a REIT.

“Cellulose Fibers reported a record performance, as it benefited from stronger production levels, lower costs and higher prices,” said Dan Fulton, president and chief executive officer. “Meanwhile, the work done by our real estate business to restructure its operations and product offerings resulted in an operating profit despite challenging market conditions. It’s obvious, however, that the overall housing market remains in an uncertain state as the expiration of the housing tax credit led to a precipitous drop in prices and volume for our Wood Products business. The housing market also affects our Timberlands business, where we continue to defer harvest due to lower log demand.”

SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	3Q 2010	3Q 2009	Change
Net earnings	$1,116	$0	$1,116
Earnings per diluted share	$3.50	$0	$3.50
Net sales	$1,664	$1,407	$257
SEGMENT RESULTS FOR THIRD QUARTER (Contributions (Charges) to Pre-Tax Earnings)
Millions	3Q 2010	3Q 2009*	Change
Timberlands	$75	$219	($144)
Wood Products	($100)	($97)	($3)
Cellulose Fibers	$181	$166	$15
Real Estate	$20	($64)	$84

* Segment earnings for the third quarter of 2009 included the following pre-tax items:

•	Timberlands: a gain of $163 million on sale of 140,000 acres of non-strategic timberlands

•	Cellulose Fibers: a gain of $122 million related to alternative fuel mixture credits

•	Real Estate: charges of $55 million for asset impairments and restructuring

TIMBERLANDS

	3Q 2010	2Q 2010	Change
Contribution to pre-tax earnings (millions)	$75	$70	$5

3Q 2010 Performance – The segment’s earnings increased in the third quarter compared with the second, as increased income from disposition of non-strategic timberlands was partially offset by lower earnings from operations.

Third quarter included pre-tax gains of $34 million from disposition of non-strategic timberlands, compared with $14 million in the second quarter. Earnings from operations declined due to lower log price realizations, primarily in the west, and seasonally higher road and silviculture expenses. Weyerhaeuser continues to defer timber harvest.

4Q 2010 Outlook – Excluding the disposition of non-strategic timberlands, Weyerhaeuser expects fourth quarter operating earnings from the segment to be lower than third quarter. The company expects lower log price realizations, primarily in the west, and seasonally lower harvest volumes. The company also anticipates increased silviculture costs.

WOOD PRODUCTS

	3Q 2010	2Q 2010	Change
Charge to pre-tax earnings (millions)	($100)	($3)	($97)

3Q 2010 Performance – The dramatically weaker market conditions the company experienced in the latter half of the second quarter persisted throughout the third quarter. Quarterly average sales realizations for lumber declined 18 percent in the third quarter compared with the second, while oriented strand board realizations declined 30 percent. Sales volumes for engineered wood products fell by more than 20 percent. Operating rates for oriented strand board and engineered lumber mills declined.

Second quarter results included pre-tax gains of $8 million from the sale of assets. Excluding this item, the segment’s results declined by $89 million compared with the second quarter.

4Q 2010 Outlook – Weyerhaeuser expects a comparable loss from the segment in the fourth quarter compared with the third quarter. The company anticipates seasonally lower volumes across all product lines and modestly lower price realizations, offset by lower log costs.

CELLULOSE FIBERS

	3Q 2010	2Q 2010	Change
Contribution to pre-tax earnings (millions)	$181	$74	$107

3Q 2010 Performance – The segment’s earnings improved substantially in the third quarter compared with the second due to higher average price realizations, significantly lower maintenance costs and strong operating performance by all mills. There were no annual maintenance outages in the third quarter, compared with three in the second quarter.

4Q 2010 Outlook – Weyerhaeuser expects fourth quarter earnings from the segment to be lower than third quarter due to lower average pulp price realizations and increased scheduled maintenance.

REAL ESTATE

	3Q 2010	2Q 2010	Change
Contribution to pre-tax earnings (millions)	$20	$27	($7)

3Q 2010 Performance – Earnings from the segment declined in the third quarter compared with the second, as lower earnings from land and lot sales were partially offset by increased income from single-family homebuilding operations.

Single-family homebuilding operations earned $16 million in the third quarter, compared with $14 million in the second quarter. These amounts include income from partnerships of $7 million in the third quarter and $3 million in the second quarter. Home sale closings declined 20 percent to 501 single-family homes. Margins on homes closed improved slightly due to mix.

Third quarter included gains of $4 million on the sale of land and lots, compared with $13 million in the second quarter.

4Q 2010 Outlook – Weyerhaeuser expects slightly lower earnings from single-family homebuilding operations in the fourth quarter, with additional single-family home closings offset by somewhat lower margins. Weyerhaeuser does not anticipate any significant land and lot sales in the fourth quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2009, we employed approximately 14,900 employees in 10 countries. We have customers worldwide and generated $5.5 billion in sales in 2009. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 29 to discuss third quarter results.

To access the conference call from within North America, dial (877) 296-9413 (access code – 53832852) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 53832852). Replays will be available for one week at (800) 642-1687 (access code – 53832852) from within North America and at 1-(706) 645-9291 (access code – 53832852) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q3 2010 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the fourth quarter of 2010, including lower log prices and harvest volumes in Timberlands; seasonally lower sales and realizations across product lines in the Wood Products segment; increased scheduled maintenance and lower average pulp price realizations in the Cellulose Fiber segment; and lower margins offset by seasonally higher home closings in our single-family homebuilding operations.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company’s manufacturing operations, including maintenance requirements;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the level of competition from domestic and foreign producers;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.